Exhibit 3(b)

Amendments to the Amended and Restated Bylaws of CBS Corporation

Article III, Section 7 of the Bylaws is deleted in its entirety and replaced with the following:

“The Chairman of the Board, the Chief Executive Officer or the Vice Chair of the Board may call a special meeting of the board of directors at any time by giving notice as provided in these bylaws to each member of the board at least twenty-four (24) hours before the time appointed. Every such notice shall state the time and place but need not state the purpose of the meeting. Notwithstanding anything to the contrary herein, the board of directors may not consider any issuance of shares of Class A common stock or other voting securities of the Corporation or any of its subsidiaries at any annual, regular or special meeting unless notice of such proposed issuance shall have been provided personally, orally by telephone or by electronic transmission to each member of the board at least ten (10) business days prior to such meeting.”

Article IX, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

“Dividends upon the capital stock of the Corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of any statute, the Amended and Restated Certificate of Incorporation and these bylaws.”

Article X of the Bylaws is deleted in its entirety and replaced with the following:

“In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation; provided, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation.”